                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-92439


PROSPECTUS


                                4,151,728 SHARES

                               CISCO SYSTEMS, INC.
                                  COMMON STOCK


         This prospectus relates to the public offering, which is not being underwritten, of 4,151,728 shares of our Common Stock which is held by some of our current shareholders.

         The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our Common Stock is quoted on the Nasdaq National Market under the symbol "CSCO." On February 2, 2000, the average of this high and low price for the Common Stock was $115.38.

          INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                         -------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                         -------------------------------


================================================================================


                The date of this prospectus is February 7, 2000.
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         No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Cisco Systems, Inc. (referred to in this prospectus as "Cisco" or the "Registrant"), any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from our web site at http://www.cisco.com or at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

                  (a) Annual Report on Form 10-K for the fiscal year ended July 31, 1999, filed September 28, 1999, as amended by the Annual Report Form 10-K/A filed on February 3, 2000, including certain information in Cisco's Definitive Proxy Statement in connection with Cisco's 1999 Annual Meeting of Shareholders and certain information in Cisco's Annual Report to Shareholders for the fiscal year ended July 31, 1999;

                  (b) Cisco's Quarterly Report on Form 10-Q for the quarter ended October 30, 1999 filed December 14, 1999, as amended by the Quarterly Report on Form 10-Q/A filed on February 3, 2000 ;

                  (c) Cisco's Current Report on Form 8-K filed December 22,
         1999;

                  (d) Cisco's Current Report on Form 8-K filed December 15, 1999, as amended by the Current Report on Form 8-K/A filed on February 3, 2000;

                  (e) Cisco's Current Report on Form 8-K filed November 17,
         1999;

                  (f) The description of Cisco common stock contained in its registration statement on Form 8-A filed January 8, 1990, including any amendments or reports filed for the purpose of updating such descriptions; and

                  (g) The description of Cisco's Preferred Stock Purchase Rights, contained in its registration statement on Form 8-A filed on June 11, 1998, including any amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Larry R. Carter
                  Senior Vice President, Chief Financial Officer and Secretary Cisco Systems, Inc.
                  255 West Tasman Drive
                  San Jose, CA 95134
                  408-526-4000

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.


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

                                   THE COMPANY

         Cisco's principal executive offices are located at 255 West Tasman Drive, San Jose, California 95134. Cisco's telephone number is (408) 526-4000.

                              PLAN OF DISTRIBUTION
         Cisco is registering all 4,151,728 shares (the "Shares") on behalf of certain selling shareholders. All of the shares either originally were issued by us or will be issued upon exercise of options to acquire shares of our common stock in connection with our acquisition of WebLine Communications Corporation. We merged with WebLine Communications Corporation and we were the surviving corporation. Cisco will receive no proceeds from this offering. The Selling Shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Shareholders") may sell the shares from time to time. The Selling Shareholders will act independently of Cisco in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

         - an exchange distribution in accordance with the rules of such exchange,

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         -    in privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

         The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Shareholders have advised Cisco that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders. Cisco will make copies of this prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         Cisco will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         - the name of each such Selling Shareholder and of the participating broker-dealer(s),

         -    the number of shares involved,

         -    the price at which such shares were sold,

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         -    other facts material to the transaction.

         In addition, upon being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, Cisco will file a supplement to this prospectus.

         Cisco will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares owned by each of the Selling Shareholders. None of the Selling Shareholders has had a material relationship with Cisco within the past three years other than as a result of the ownership of the shares or other securities of Cisco. No estimate can be given as to the amount of shares that will be held by the Selling Shareholders after completion of this offering because the Selling Shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Shareholders named below.

                                                           Number of Shares        Percent of        Number of Shares
                                                             Beneficially          Outstanding        Registered for
Name of Selling Shareholder                                      Owned                Shares           Sale Hereby(1)
---------------------------                                ----------------        -----------       ----------------
Adtel Limited Partnership                                         70,125               *                  70,125

Advanced Technology Ventures IV, L.P.                            260,016               *                 260,016

Advent Partners                                                   10,675               *                  10,675

Advent Partners Limited Partners                                     456               *                     456

Alan Gordon                                                        9,568               *                   9,568

Bradford Wallace                                                  22,239               *                  22,239

Cathy Latner                                                       4,694               *                   4,694

Christopher Miller                                                 1,593               *                   1,593

Daniel A. Keshian                                                108,446               *                 108,446

Daniel B. Grunberg                                                24,456               *                  24,456

David Cook                                                         3,188               *                   3,188

David Friend                                                      33,386               *                  33,386

Digital Media and Communications Limited Partnership             286,905               *                 286,905

Doug Drane                                                        31,793               *                  31,793

Draper Fisher Associates Fund III, L.P.                          318,239               *                 318,239

Draper Fisher Partners, L.L.C.                                    14,049               *                  14,049

Edmund G. Glass                                                   28,081               *                  28,081

Ergo Training, Inc                                                42,772               *                  42,772

Ergo  Training, Inc. (United States Trust Company of             242,379               *                 242,379
New York)

Firdaus Bhathena                                                     597               *                     597

Firdaus Bhathena and Jasmin Bhathena (TNCOM)                     222,675               *                 222,675

                                                           Number of Shares        Percent of        Number of Shares
                                                             Beneficially          Outstanding        Registered for
Name of Selling Shareholder                                      Owned                Shares           Sale Hereby(1)
---------------------------                                ----------------        -----------       ----------------
Francis Albert Honore                                              6,377               *                   6,377

George C. Verghese and Ann D. Kailath (TNCOM)                     41,260               *                  41,260

George Verghese                                                      995               *                     995

Highland Capital Partners III L.P.                               585,648               *                 585,648

Highland Entrepreneurs' Fund III L.P.                             24,401               *                  24,401

Information Technology Ventures, L.P.                            512,470               *                 512,470

Intel 64 Fund, LLC(2)                                            128,706               *                 128,706

Intel Corporation                                                122,192               *                 122,192

ITV Affiliates Fund, L.P.                                         13,663               *                  13,663

Jay D. Glass                                                      15,698               *                  15,698

Joan Lucarelli                                                     1,195               *                   1,195

Joseph Onstott                                                     1,195               *                   1,195

L. Robert Johnson                                                 20,381               *                  20,381

MCI WorldCom Venture Fund, Inc.                                  324,983               *                 324,983

Michael Barach                                                    34,910               *                  34,910

Mort Goulder                                                      31,793               *                  31,793

Morton E. Goulder, Revocable Trust                                 1,858               *                   1,858

N. Louis Shipley                                                  39,870               *                  39,870

Nancy Latner                                                         796               *                     796

Pasha Roberts                                                    223,273               *                 223,273

Robert Fabian                                                         59               *                      59

Roger L. Krakoff                                                   5,183               *                   5,183

Rory J. Cowan                                                     21,345               *                  21,345

Rowland T. Moriarty                                               27,197               *                  27,197

Rustam K. DeVitre                                                 20,381               *                  20,381

Seshagiri Ala                                                      4,784               *                   4,784

                                                           Number of Shares        Percent of        Number of Shares
                                                             Beneficially          Outstanding        Registered for
Name of Selling Shareholder                                      Owned                Shares           Sale Hereby(1)
---------------------------                                ----------------        -----------       ----------------
Simon Orchanian                                                      134               *                     134

Stephen Quatrano                                                  31,896               *                  31,896

Stephen Spodaryk                                                  12,757               *                  12,757

TelAdvent Limited Partnership                                     70,125               *                  70,125

The A & R Guzdar Nominee Trust                                    24,457               *                  24,457

The Breakfast Club I, L.P.                                         2,553               *                   2,553

Thomas Kailath                                                    41,085               *                  41,085

William G. Nelson                                                 20,381               *                  20,381

Bob Sproall                                                        1,395               *                   1,395


Total                                                          4,151,728                               4,151,728

--------------
* Represents beneficial ownership of less than one percent.

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Cisco's outstanding shares of common stock.

(2) Subsequent to the date of the prospectus, the shares held by Intel 64 Fund, LLC, may be distributed to CPQ Holdings; Dell USA L.P.; Intel 64 Fund Operations, Inc.; Early Adopter Fund, LLC; NEC USA, Inc. and Silicon Graphics, Inc.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for Cisco by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                     EXPERTS

         The consolidated financial statements of Cisco Systems, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended July 31, 1999 and supplementary consolidated financial statements as of July 31, 1999 and July 25, 1998 and for each of the three years in the period ended July 31, 1999 incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed February 3, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

        PricewaterhouseCoopers LLP ("PWC"), Cisco's independent accountants, have notified Cisco that PWC is engaged in discussions with the Securities and Exchange Commission following an internal review by PWC, pursuant to an administrative settlement with the Securities and Exchange Commission, of PWC's compliance with auditor independence guidelines. PWC has advised Cisco that Cisco is one of the companies affected by such discussions. Cisco is not involved in the discussions between the Securities and Exchange Commission and PWC and cannot predict the result of those discussions.


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

--------------------------------------------------------------------------------


We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


                                   ----------



                                TABLE OF CONTENTS

                                                            PAGE
Where You Can Find More Information..........................3
The Company..................................................4
Plan of Distribution.........................................4
Selling Shareholders.........................................6
Legal Matters................................................9
Experts......................................................9



                               CISCO SYSTEMS, INC.


                                4,151,728 SHARES
                                 OF COMMON STOCK






                                   PROSPECTUS








                                FEBRUARY 7, 2000
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